CERTIFICATE OF INCORPORATION
OF

E GLOBAL MARKETING INC.

Under Section 402 of the Business Corporation Law

The undersigned, being a natural person of at least 18 years of age and acting as the incorporator of the corporation hereby being formed under the Business Corporation Law, certifies that:

FIRST: The name of the corporation is E Global Marketing Inc.

SECOND: The corporation is formed to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained. The corporation shall have, in furtherance of the corporate purposes, all of the powers conferred upon corporations organized under the Business Corporation Law subject to any limitations thereof contained in this certificate of incorporation or in the laws of the State of New York.

THIRD: The office of the corporation is to be located in the County of Kings, State of New York.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is Fifty-Five Million (55,000,000) shares. Fifty Million (50,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001) (the "Common Stock"). Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001) (the "Preferred Stock").

No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors (the "Board") to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms, as the Board in its discretion may determine, without first offering the same, or any thereof, to any said holder. Without limiting the generality of the foregoing stated denial of any and all preemptive rights, no holder of shares of any class of the corporation shall have any preemptive rights in respect of the matters, proceedings, or transactions specified in subparagraphs (1) to (6), inclusive, of paragraph (e) of Section 622 of the Business Corporation Law.

1. Authority is hereby expressly granted to the Board from time to time to issue the Preferred Stock as Preferred Stock of one or more series and in connection with the creation of any such series to fix by the resolution or resolutions providing for the issue of shares thereof the designation, voting powers, preferences, and relative, participating, optional, or other special rights of such series, and the qualifications, limitations, or restrictions thereof. Such authority of the Board with respect to each such series shall include, but not be limited to, the determination of the following:

(i) the distinctive designation of, and the number of shares comprising, such series, which number may be increased (except where otherwise provided by the Board in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board;

(ii) the dividend rate or amount for such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or any other series of any class or classes of stock, and whether such dividends shall be cumulative, and if so, from which date or dates for such series;

(iii) whether or not the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and conditions of such redemption;

(iv) whether or not the shares of such series shall be subject to the operation of a sinking fund or purchase fund to be applied to the redemption or purchase of such shares and if such a fund be established, the amount thereof and the terms and provisions relative to the application thereof;

(v) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes, or of any other series of any class or classes, of stock of the Corporation and if provision be made for conversion or exchange, the times, prices, rates adjustments, and other terms and conditions of such conversion or exchange;

(vi) whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if they are to have such additional voting rights, the extent thereof;

(vii) the rights of the shares of such series in the event of any liquidation, dissolution, or winding up of the Corporation or upon any distribution of its assets; and

(viii) any other powers, preferences, and relative, participating, optional, or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof, to the full extent now or hereafter permitted by law and not inconsistent with the provisions hereof.

2. Subject to any provisions of this Certificate of Incorporation, so long as any shares of Common Stock are outstanding, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation other than the Corporation or property of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefore and shall share equally on a per share basis in all such dividends and other distributions.

FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: c/o Patrick Giordano, 1730 62nd Street, Brooklyn, NY 11204.

SIXTH: The duration of the corporation shall be perpetual.

SEVENTH: The corporation shall, to the fullest extent permitted by Article 7 of the Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the corporation.

EIGHTH: The personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law, as the same may be amended and supplemented.

NINTH: Whenever under the provisions of the Business Corporation Law shareholders are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with the provisions of Section 615 of the Business Corporation Law.

Signed on this 5th day of September, 2006.

/s/ David Lubin
David Lubin, Incorporator
26 East Hawthorne Avenue
Valley Stream, New York 11580

N. Y. S. DEPARTMENT OF STATE
DIVISION OF CORPORATIONS AND STATE RECORDS ALBANY, NY 12231-0001

FILING RECEIPT

ENTITY NAME: E GLOBAL MARKETING INC.

DOCUMENT TYPE: INCORPORATION (DOM. BUSINESS) COUNTY: KING

SERVICE COMPANY: THE INCORPORATOR SERVICE CODE: R0 *

FILED:09/07/2006 DURATION:PERPETUAL CASH#:060907001050 FILM #:060907000983

ADDRESS FOR PROCESS

C/O PATRICK GIORDANO
1730 62ND STREET
BROOKLYN, NY 11204

EXIST DATE

09/07/2006

REGISTERED AGENT

STOCK: 50000000 PV .0010000 5000000 PV .0010000

FILER	FEES	177.50	PAYMENTS	177.50
	FILING	125.00	CASH	0.00
	TAX	27.50	CHECK	0.00
DAVID LUBIN, ESQ.	CERT	0.00	CHARGE	0.00
26 EAST HAWTHORNE AVENUE	COPIES	0.00	DRAWDOWN	177.50
	HANDLING	25.00	OPAL	0.00
VALLEY STREAM, NY 11580			REFUND	0.00

DOS-1025 (11/89)